As filed with the Securities and Exchange Commission on March 3, 1998.
                                            Registration No. 333-_______________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                        Guaranty Federal Bancshares, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                                             43-1792717
-------------------------------                            -------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

                               1341 W. Battlefield
                           Springfield, Missouri 65807
                                 (417) 889-2494
                    ----------------------------------------
                    (Address of principal executive offices)

            Guaranty Federal Bancshares, Inc. 1994 Stock Option Plan

                             --------------------
                            (Full Title of the Plan)

                               Richard Fisch, Esq.
                      Malizia, Spidi, Sloane & Fisch, P.C.
                               1301 K Street, N.W.
                                 Suite 700 East
                             Washington, D.C. 20005
                                 (202) 434-4660

            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
Title of                                                Proposed               Proposed Maximum              Amount of
Securities to                 Amount to be          Maximum Offering          Aggregate Offering            Registration
be Registered                Registered (1)          Price Per Share              Price (2)                   Fee (2)
-------------                --------------          ---------------              ----------                 --------
Common Stock
$0.10 par value
per share                    184,690 shares                (2)                    $1,361,031                  $401.51
================================================================================================================================

(1) The maximum number of shares of common stock issuable upon awards to be granted under the Guaranty Federal Bancshares, Inc. 1994 Stock Option Plan consists of 184,690 shares which are being registered under this Registration Statement and for which a registration fee is being paid. Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, dividends or similar transactions.
(2) Under Rule 457(h) of the Securities Act of 1933, as amended, the registration fee may be calculated, inter alia, based upon the price at which the stock options may be exercised. 184,690 shares are being registered hereby, of which (i) 5,098 shares are under option at an exercise price of $5.83 per share ($29,721 in the aggregate); (ii) 7,724 shares are under option at an exercise price of $6.08 per share ($46,962 in the aggregate); and (iii) 136,094 shares are under option at an exercise price of $6.02 per share ($819,286 in the aggregate).
         The remainder of such shares, which are not presently subject to options (35,774 shares), are being registered based upon the mean between the closing bid and ask price of the common stock of Guaranty Federal Bancshares, Inc., as reported on the NASDAQ National Market on February 12, 1998, of $13.00 per share ($465,062 in the aggregate) for a total offering of $1,361,031.

         This Registration Statement shall become effective automatically upon the date of filing, in accordance with Section 8(a) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Guaranty Federal Bancshares, Inc. 1994 Stock Option Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended ("Securities Act").

         Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents previously or concurrently filed by Guaranty Federal Bancshares, Inc. (the "Company" or "Registrant") with the Commission are hereby incorporated by reference in this Registration Statement:

         (a) The Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997, as filed with the Commission;

         (b) The Company's Registration Statement on Form S-1 as filed with the Commission on September 23, 1997 and all amendments thereto.

         (c) the description of the Company's common stock, contained in the Company's Registration Statement on Form 8-A as filed with the Commission on November 6, 1997 and all amendments thereto or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not Applicable

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable

Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Act sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         The Certificate of Incorporation of the registrant (the "Certificate") requires indemnification of directors, officers and employees to the fullest extent permitted by Delaware law and limits the liability of directors to the fullest extent permitted by Delaware law.

         The registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent thereof or who is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the Certificate.

         A result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of stockholders to sue on behalf of the registrant since certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the registrant to an indemnified party.

Item 7.  Exemption from Registration Claimed.

         Not Applicable

Item 8.  Exhibits.

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

Item 9.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
         Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Missouri, on this 27th day of February, 1998.

                               GUARANTY FEDERAL BANCSHARES, INC.


                               By:      /s James E. Haseltine
                                        ----------------------------------------
                                        James E. Haseltine
                                        President and Chief Executive Officer
                                        (Duly Authorized Representative)


                                POWER OF ATTORNEY

         We the undersigned directors and officers of Guaranty Federal Bancshares, Inc. do hereby severally constitute and appoint James E. Haseltine and Bruce Winston our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said James E. Haseltine and Bruce Winston may deem necessary or advisable to enable Guaranty Federal Bancshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 relating to the offering of Guaranty Federal Bancshares, Inc.'s common stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that James E. Haseltine and Bruce Winston shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated as of February 27, 1998.



/s/ James E. Haseltine                              /s/ George L. Hall
--------------------------------------------       -----------------------------
James E. Haseltine                                  George L. Hall
President and Chief Executive Officer               Director
(Principal Executive Officer)


/s/ Bruce Winston                                   /s/ Ivy L. Rogers
--------------------------------------------       -----------------------------
Bruce Winston                                       Ivy L. Rogers
Vice President and Chief Financial Officer          Director
(Principal Financial and Accounting Officer)

/s/ Jack L. Barham                                 /s/ Gary Lipscomb
--------------------------------------------       -----------------------------
Jack L. Barham                                     Gary Lipscomb
Chairman of the Board and Director                 Director



/s/ Wayne V. Barnes                                /s/ Gerald L. Boss
--------------------------------------------       -----------------------------
Wayne V. Barnes                                    Gerald L. Boss
Director                                           Director

                                INDEX TO EXHIBITS

                                                                                   Sequential
Exhibit                       Description                                          Page Number
-------                       -----------                                          -----------

     4.1     Guaranty Federal Bancshares, Inc. 1994 Stock Option Plan                      9
     4.2     Form of Stock Option Agreement with respect to Incentive Stock               18
             Options
     4.3     Form of Stock Option Agreement with respect to Non-Incentive Stock           23
             Options.
     5.1     Opinion of Malizia, Spidi, Sloane & Fisch, P.C. as to the validity of        28
             the Common Stock being registered
    23.1     Consent of Malizia, Spidi, Sloane & Fisch, P.C. (appears in their            --
             opinion filed as Exhibit 5.1)
    23.2     Consent of Independent Accountants                                           30
     24      Reference is made to the Signatures section of this Registration             --
             Statement for the Power of Attorney contained therein
